EXHIBIT 99.3


   Premiere Global Services Announces $150 Million Self-Tender Offer

      Company to Repurchase up to 17% of Outstanding Common Stock

    ATLANTA--(BUSINESS WIRE)--April 19, 2007--Premiere Global Services (NYSE: PGI), a global provider of on-demand communication technologies-based business process improvement solutions, today announced that it will commence a $150 million self-tender offer by April 25, 2007 to acquire up to 11,857,707 shares of common stock, representing approximately 17% of the Company's currently outstanding common stock, at a purchase price of $12.65 per share in cash. The offer price represents a premium of approximately 10% above the average closing stock price over the last ten trading days.

    The Company's Board of Directors, with the assistance of independent financial advisors, reviewed its strategic plan, its projected uses of cash flows for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using the Company's available financial resources. Following this comprehensive review, the Board determined that the tender offer is a prudent use of capital that delivers immediate value to its shareholders and enables the Company to continue to support growth of its business and the execution of its strategic plan.

    The Company plans to fund the tender offer through borrowings under its existing credit facility, which has been amended to accommodate the tender offer. The Company currently projects the tender offer will be accretive to its diluted earnings per share. Premiere Global's Board of Directors and executive officers have agreed not to participate in the tender offer.

    The dealer managers for the tender offer will be Banc of America Securities LLC and Wachovia Capital Markets, LLC. The Information Agent for the tender offer will be Innisfree M&A Incorporated. The depositary for the tender offer will be American Stock Transfer & Trust Company.

    Shareholders with questions, or who would like to receive additional copies of the tender offer documents when they are available, may call the Information Agent at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

    None of Premiere Global's management, its Board of Directors, the dealer managers, the Information Agent or the depositary is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. Shareholders must decide for themselves how many shares to tender, if any. Shareholders should consult with their tax and financial advisors before making this decision.

    About Premiere Global Services, Inc.

    Premiere Global Services, Inc. is a global provider of on-demand communication technologies-based business process improvement solutions, which we call the Premiere Global Communications Operating System, or the PGiCOS for short.

    Our hundreds of industry specific applications enable businesses to automate and simplify their communication-centric business processes and to communicate more efficiently and effectively with their constituents. We group our applications into six solution sets:
Conferencing, Desktop Fax, Document Delivery, Accounts Receivable Management, Notifications & Reminders, and eMarketing.

    Today, we deliver our solutions to an established customer base of approximately 60,000 corporate accounts, including nearly 80% of the Fortune 500. In 2006, more than 500,000 enterprise users leveraged PGiCOS to gain a competitive advantage in sales, support and customer service.

    With global presence in 19 countries, Premiere Global Services' corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.PGiConnect.com.

    IMPORTANT INFORMATION

    This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to shareholders promptly following commencement of the offer. Shareholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Premiere Global with the Securities and Exchange Commission at the Commission's website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from Innisfree M&A Incorporated, the information agent for the tender offer, toll free at 888-750-5834. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

    Premiere Global also will file a proxy statement in connection with its 2007 annual meeting of shareholders. Shareholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Premiere Global with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Premiere Global's website at www.pgiconnect.com or by writing to Premiere Global Services, Inc., Attn: Investor Relations, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326.

    Forward-Looking Statements:

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services' forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological change; the development of alternatives to our services; market acceptance of our new services and enhancements; integration of acquired companies; service interruptions; increased financial leverage; our dependence on our subsidiaries for cash flow; continued weakness in our legacy broadcast fax business; foreign currency exchange rates; possible adverse results of pending or future litigation or infringement claims; federal or state legislative or regulatory changes; general domestic and international economic, business or political conditions; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

    CONTACT: Premiere Global Services, Inc.
             Investor Calls
             Sean O'Brien, 404-262-8462
             Senior Vice President
             Strategic Planning & IR